PRESS RELEASE


June 11, 2002

Phillip Goldstein, a director of Brantley Capital Corp. (NASDAQ:
BBDC) and the beneficial owner of 254,000 Brantley shares (or
6.65%), announced today that he intends to nominate two persons to serve as directors of Brantley at its upcoming Annual
Stockholder Meeting

At the Stockholder Meeting to be held on August 8, 2002, Mr. Goldstein will also propose (1) that an orderly liquidation of Brantley be commenced as soon as practicable and, (2) that the existing investment advisory agreement be terminated and a new advisory agreement be negotiated at a reduced fee.

Mr. Goldstein stated: "I strongly believe that with the shares trading at a persistent discount of more than 40% below their net asset value, an orderly liquidation of Brantley is the surest way to maximize value for shareholders." Mr. Goldstein added that he opposes a proposed rights offering. He commented, "The reaction of investors to the rights offering announcement last week has been very negative and I urge the board to reconsider whether proceeding with it at this time would be in the best interest of the shareholders."

For additional information please contact Phillip Goldstein at
(914) 747-5262 or at oplp@att.net.